Exhibit 10.24

    March 9, 2015
Peter Lamson

Dear Pete:

This Offer Letter serves to confirm the details of our employment offer as follows:

Position:	Senior Vice President Global Sales

Status:	Full-time, Regular, Exempt

Reporting to:	Chief Executive Officer

Compensation:
Effective March 1, 2015, a base salary of $12,095.84 semi-monthly, which is the equivalent of $290,300 annually, paid in accordance with the Company’s normal payroll procedures.
All forms of compensation which are referred to in this offer letter are subject to reduction to reflect applicable withholding, payroll and other required taxes and deductions. Please note that Carbonite may modify salaries and benefits from time to time as it deems necessary.

Bonus:
You will be eligible for an incentive bonus of 50% of your base salary. The timing and amount of any bonus is subject to the discretion and approval of the Compensation Committee of the Board of Directors.

Benefits:	See Appendix A

Equity:
All equity grants are subject to approval by Carbonite’s Board of Directors and the specific terms will be governed by Carbonite’s stock incentive plan and separate option or restricted stock unit agreements to be entered into by you and Carbonite.

Acceleration of Equity:
If during the first twelve months after a Change of Control (as defined in the 2011 Equity Award Plan) you are terminated without cause or if you voluntarily resign from the company due to “Constructive Termination” (as defined in your existing equity agreements), then all of your then-unvested equity shall vest immediately prior to the termination date.

Severance:
If you are terminated without Cause (as defined in the 2011 Equity Award Plan) or are Constructively Terminated (as defined in your existing equity agreements), you will be entitled to receive a payment amount equal to (and payable pro rata over such six month period following termination) (i) six times your then current monthly base salary and (ii) six times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding your termination date, subject to any and all conditions and qualifications contained in this letter.

The foregoing amounts shall be made in accordance with the Company's normal payroll practices; provided, however, that the Company shall not make any severance payments unless and until (x) you execute and deliver to the Company a general release in substantially the form attached here at Appendix B (the “Release”), (y) such Release is executed and delivered to the Company within twenty-one (21) days after your termination date and (z) all time periods for revoking the Release have lapsed. If you are terminated during the month of December of any calendar year and are owed severance hereunder, no severance payments shall be made prior to January 1st of the next calendar year and any amount that would have otherwise been payable to you in December of the preceding calendar year will be paid to you on the first date in January on which you would otherwise be entitled to any payment.

Following your termination date, all benefits offered by the Company, including health insurance benefits, shall cease. From and after such date, you may elect to continue your participation in the Company’s health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice you will be provided and paying the monthly premium yourself, subject to as otherwise stated herein.

Notwithstanding the above, if you are a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any amounts payable to you during the first six months and one day following the date of your termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) shall not be paid to you until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

Sincerely, _/s/ Alec Carstensen__________ Alec Carstensen VP of Talent

ACCEPTANCE AND ACKNOWLEDGMENT

To indicate your acceptance of this offer, please sign and date the attached Acceptance and Acknowledgment and return it to me. This letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement, set forth the terms of your employment with Carbonite and supersede and prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer or Chief Financial Officer of Carbonite and by you.

Signature:	/s/ Peter Lamson
Name: Peter Lamson
Date: March 9, 2015

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